Exhibit 99.1

For Immediate Release


Physician Computer Network, Inc. Completes Acquisition of SOLION


Morris Plains, NJ (September 24, 1997) - Physician Computer
Network, Inc. (NASDAQ: PCNI) announced today that it has acquired
SOLION, a leading provider of printer products and computer supplies primarily to the Healthcare Industry.

SOLION is a privately held company, based in Westwood, Massachusetts with approximately 7,000 physician offices as customers and annual revenues of approximately $11,000,000. The purchase price was $6,250,000 of which half was cash and half was common stock. The acquisition is expected to be accretive to PCN's 1997 earnings.

Jack Mortell, PCN's Chief Operating Officer stated, "SOLION is a leader in the market of providing printed products and supplies to the physician marketplace. PCN has an installed base of over 100,000 physicians nationwide. Our plan is to make the excellent SOLION products and services available to our entire physician base."

Physician Computer Network is a leader in developing, marketing and supporting practice management software products for physicians. The software is designed to link its current installed base of over 100,000 office-based physicians with hospitals, clinical laboratories, managed care providers, Blue Cross/Blue Shield and Medicare and Medicaid intermediaries.